Exhibit 8.2

Law Offices

Silver, Freedman, Taff & Tiernan LLP

A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
(202) 295-4500
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August 27, 2024

Boards of Directors

Magnolia Bancorp, Inc.

Mutual Savings and Loan Association

2900 Clearview Parkway

Metairie, Louisiana 70006

Re:	Louisiana Income Tax Opinion Relating to the Proposed Conversion of
Mutual Savings and Loan Association

Boards of Directors:

In accordance with your request, set forth below is the opinion of this firm relating to the material Louisiana income tax consequences of the proposed conversion (the “Conversion”) of Mutual Savings and Loan Association (the “Association”) from a federal mutual savings and loan association to a federal stock savings and loan association (the “Stock Association”), pursuant to a plan of conversion adopted by the Board of Directors of the Association on February 1, 2024 (the “Plan”). In the Conversion, all of the Association’s to-be-issued stock will be acquired by Magnolia Bancorp, Inc., a newly organized Louisiana corporation (the “Holding Company”). All capitalized terms used but not defined herein shall have the same meanings as set forth in the Plan.

For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Holding Company’s Registration Statement on Form S-1 relating to the proposed issuance of up to 958,813 shares of common stock (at the adjusted maximum of the offering range), par value $.01 per share (the “Common Stock”), the Plan, the Federal Mutual Charter of the Association, the proposed Federal Stock Charter of the Stock Association, and the Articles of Incorporation and Bylaws of the Holding Company. We have also relied upon, without independent verification, the representations of the Association and the Holding Company contained in their letters to us dated as of the date hereof. We have assumed and have not independently verified the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

In issuing our opinion, we have assumed that both the Association and the Holding Company will comply with the terms, covenants and conditions contained in the Plan, and that the various representations that are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect of any variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan except on the basis of the documents and assumptions described above.

In issuing the opinions set forth below, we have relied solely on existing provisions of  Louisiana law, including enacted statutes, regulations promulgated thereunder, and case law; any of which may be changed at any time, potentially with retroactive effect. Any change in the relevant provisions of Louisiana law may affect the continuing validity of our opinion. Our opinion is limited to the Louisiana income tax consequences of the Conversion, and no opinion is expressed regarding the potential application of any other tax.

In rendering our opinion, we have assumed that the persons and entities identified in the Plan will at all times comply with applicable state and federal laws and the factual representations of the Association and the Holding Company. In addition, we have assumed that the activities of the persons and entities identified in the Plan will be conducted strictly in accordance with the Plan. Any variations may affect the opinions we are rendering.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Internal Revenue Service or a court.

BACKGROUND

The Association is a federal mutual savings and loan association that is in the process of converting to a federal stock savings and loan association. As a federal mutual savings and loan association, the Association has no authorized capital stock. Instead, the Association in mutual form has a unique equity structure. A depositor in the Association is entitled to payment of interest on his account balance as declared and paid by the Association. A depositor has no right to a distribution of any earnings of the Association except for interest paid on his deposit, but rather, the earnings become retained earnings of the Association. However, a depositor has a right to share, pro rata with respect to the withdrawal value of his account, in any liquidation proceeds distributed in the event the Association is liquidated. All of the interests held by a depositor cease when the depositor closes his account with the Association. In connection with and at the time of the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will exchange their liquidation rights in the Association for an interest in a liquidation account (the “Liquidation Account”) established at the Stock Association.

PROPOSED TRANSACTION

The Holding Company has been formed under the laws of the State of Louisiana for the purpose of the proposed transactions described herein, to engage in business as a savings and loan holding company and to own all of the to-be-issued stock of the Stock Association. The Holding Company will issue shares of its Common Stock upon completion of the Conversion, to persons purchasing the shares as described in greater detail below.

Following regulatory approval, the Plan provides for the offer and sale of Common Stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following preference categories: (i) Eligible Account Holders of the Association, (ii) the Holding Company’s tax-qualified employee stock benefit plans, including the newly formed employee stock ownership plan, (iii) Supplemental Eligible Account Holders of the Association, and (iv) Other Members of the Association, all as described in the Plan. No subscriber will be allowed to purchase fewer than 25 shares of Common Stock. If shares remain after all orders are filled in the categories described above, the Plan calls for a community offering with a preference given to natural persons and trusts of natural persons residing in Jefferson and St. Tammany Parishes in Louisiana and the adjacent parishes of Lafourche, Orleans, Plaquemines, St. Charles, St. John the Baptist, Tangipahoa and Washington (“Community Offering”), and/or a syndicated community offering (“Syndicated Community Offering”) for the shares not sold in the Community Offering.

Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The aggregate purchase price at which all Common Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of the Association, as converted. The estimated pro forma market value will be determined by RP Financial, LC., an independent appraiser. The conversion of the Association from the mutual to the stock form of organization and the sale of newly issued shares of the common stock of the Stock Association to the Holding Company will be deemed effective concurrently with the closing of the sale of the Common Stock.

LOUISIANA LAW

Louisiana imposes a corporation income tax on the Louisiana taxable income of domestic and foreign corporations. La R.S. §47:287.11. An entity taxed as a corporation for federal income tax purposes is also taxed as a corporation for Louisiana income tax purposes. La R.S. §47:287.11A. “Louisiana taxable income” is defined as Louisiana net income, after the application of the net operating loss adjustment allowed by R.S. 47:287.86. La R.S. §47:287.69.

“Louisiana net income” is defined as federal taxable income, subject to specified modifications, that is earned or derived from sources within Louisiana. La R.S. §§47:287.65, 47:287.67, 47:287.71, 47:287.73, 47:287.75. For purposes of determining their federal taxable income, corporations that are included with affiliates in a consolidated federal income tax return must file their Louisiana corporation income tax return on a separate corporation basis. La R.S. §47:287.733. Dividends received from banking corporations organized under the laws of Louisiana, from national banking corporations doing business in Louisiana, and from capital stock associations, whose stock is subject to ad valorem taxation are subtracted from federal taxable income to arrive at Louisiana net income. La R.S. §47:287.71.B(6).

The shares of stock of all banks, banking companies, firms, associations or corporations doing a banking business in Louisiana are subject to the Louisiana “bank shares tax.” La R.S. §47:1967. The Stock Association will be subject to the Louisiana “bank shares tax” and will be exempt from the Louisiana corporation income tax.

Louisiana imposes a personal income tax on the net income of resident individuals, and of nonresident individuals to the extent derived from property located, or from services rendered, or from business transacted within the state, or from sources within the state. La R.S. §§47:31(1), (2), 47:290B. Net income subject to tax is defined as federal adjusted gross income subject to certain specified modifications. La R.S. §§47:290; 47:293. Income distributed by a trust, partnership or mutual fund to an individual taxpayer retains the same character in the individual’s hands as it had in the distributor’s hands to the extent that such income similarly retains its character for federal income tax purposes. La R.S. §47:293(9)(d).

Louisiana imposes an income tax on the “Louisiana taxable income” of an estate or trust. La R.S. §47:300.1. Louisiana taxable income is defined as taxable income determined in accordance with federal law for the same tax year, but subject to certain specified modifications. The tax is imposed on a nonresident estate or trust only to the extent of income earned within or derived from sources within Louisiana. La R.S. §§47:300.3, 47:300.6, 47:300.7.

Louisiana does not tax partnerships; however partners are taxed on their distributive shares of partnership income, whether or not actually distributed. La R.S. §§47:201, 47:202. For Louisiana income tax purposes, a limited liability company is treated and taxed in the same manner that it is treated and taxed for federal income tax purposes. La R.S. §12:1368.

No specified modifications to federal taxable income are provided either by the Louisiana corporation or personal income tax laws for gains and losses realized by “parties to a reorganization,” as defined by the Internal Revenue Code. Neither is there a specified modification provided by either law with respect to the determination of basis or holding period of stock received in a reorganization that would enter into the computation or taxation of gain or loss. In the absence of any such specified modifications, the recognition of taxable gain and the determination of basis and holding period of assets received in the Conversion for federal income tax purposes should also obtain for Louisiana income tax purposes, as more specifically outlined below.

OPINION OF COUNSEL

Based on the facts, assumptions and representations cited, we express the following opinions regarding the application of Louisiana corporation and personal income taxes to the Conversion:

1.            No gain or loss will be recognized by either the Association or the Stock Association as a result of the Conversion.

2.            No gain or loss will be recognized by the Stock Association upon the receipt of money from the Holding Company in exchange for its shares or by the Holding Company upon the receipt of money from the sale of the Common Stock.

3.            No gain or loss will be recognized by the account holders of the Association upon the issuance to them of withdrawable deposit accounts in Stock Association in the same dollar amount and under the same terms as their deposit accounts in the Association.

4.            No gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of the Stock Association in exchange for their ownership interests in the Association.

5.            It is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase the Common Stock.

6.            No taxable income will be realized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights.

7.            Neither the Association nor the Stock Association will be subject to the Louisiana corporation income tax.

Further, because the Louisiana corporation and individual income tax laws conform to the federal income tax treatment of gains and losses, and provide for no specified modifications with respect to basis or holding period of stock received in a reorganization, for the purposes of Louisiana corporation and individual income taxes:

8.            The basis of the account holders’ deposit accounts in the Stock Association will be the same as the basis of their deposit accounts in the Association surrendered in exchange therefor.

9.            The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interest in the Liquidation Account of the Stock Association will be zero, which is the cost of such interests to such persons.

10.          It is more likely than not that the basis of the Common Stock to the Holding Company’s shareholders will be the purchase price thereof.

11.          Each shareholder’s holding period for shares of Common Stock will commence upon their exercise of the subscription rights.

Our opinion under paragraph 5 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinions under paragraphs 5 and 10 are based on the fact that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase Common Stock at the same price to be paid by members of the general public in any Community Offering. We also note that RP Financial, LC. has issued a letter dated August 27, 2024 stating that the subscription rights will have no ascertainable market value. We further note that the Louisiana Tax Commission has not in the past reached a different conclusion with respect to the value of nontransferable subscription rights. If the subscription rights are subsequently found to have value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and the Holding Company and/or the Stock Association may be taxed on the distribution of the subscription rights.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 (“Registration Statement”) of the Holding Company filed with the Securities and Exchange Commission, as an exhibit to the Form AC, Application for Approval of Conversion as filed with the Office of the Comptroller of the Currency, and as an exhibit to the Form LL-10(e) as filed with the Board of Governors of the Federal Reserve System (the “Filings”). We also hereby consent to the references to this firm in the prospectus which is a part of the Registration Statement and the Filings. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP

SILVER, FREEDMAN, TAFF & TIERNAN LLP